PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Ryan Hobbs Director, Corporate Development 1.256.730.2701 ryan.hobbs@intergraph.com

Intergraph Reports Third Quarter 2006 Financial Results

Revenue Grew by 4.7%; Operating Margin Increased to 12.7%

HUNTSVILLE, Ala., October 25, 2006 -- Intergraph Corporation (NASDAQ: INGR), a leading global provider of spatial information management (SIM) software, today announced financial results for its third quarter ended September 30, 2006.  Revenue for the quarter was $156.9 million, an increase of 4.7% from the $149.9 million reported in the third quarter of 2005.  For the nine months ended September 30, 2006, revenue was $448.6 million, an increase of 3.9% from the $431.7 million reported in the same period of 2005.

Operating income for the quarter was $19.9 million, or 12.7% of revenue, compared to $6.4 million, or 4.3% of revenue, reported in the third quarter of 2005.  The Company reported restructuring charges of $5.3 million in the third quarter of 2005, resulting in operating income before restructuring (a non-GAAP measure) of $11.7 million, or 7.8% of revenue.  For the nine months ended September 30, 2006, operating income was $38.1 million, or 8.5% of revenue, compared to $22.1 million, or 5.1% of revenue, reported in the same period of 2005.  The Company reported restructuring charges of $10.4 million and $9.0 million in the nine months ended September 30, 2006 and 2005, respectively.  For the nine months ended September 30, 2006, operating income before restructuring (a non-GAAP measure) was $48.5 million, or 10.8% of revenue, compared to $31.1 million, or 7.2% of revenue, reported in the same period of 2005.

"We are pleased with our third quarter and year-to-date 2006 financial results," said R. Halsey Wise, Intergraph President & CEO.  "Our recent operating performance underscores the progress of Intergraph's business transformation and value creation efforts over the past several years.   I attribute our operational improvements to the people of Intergraph, whose support of our mission and hard work each and every day made these results possible."

Net income for the quarter was $20.6 million, or $0.69 per diluted share, compared to $13.8 million, or $0.44 per diluted share, reported in the third quarter of 2005.  Net income includes approximately ($0.2) million and $5.6 million of after-tax intellectual property income (expense), net of all fees and expenses, in the third quarter of 2006 and 2005, respectively.  During the third quarter of 2006, Intergraph reported income tax benefits that it now expects to realize in the amount of $8.4 million, or $0.28 per diluted share.   For the nine months ended September 30, 2006, net income was $51.4 million, or $1.68 per diluted share, compared to $103.3 million, or $3.24 per diluted share, for the same period of 2005.   Net income includes approximately $15.0 million and $86.4 million of after-tax intellectual property income, net of all fees and expenses, in the first nine months of 2006 and 2005, respectively.

(dollars in millions)	Quarterly Results			Nine Months Ended September 30,		Financial Guidance [a]

	Q3 2006	Q2 2006	Q3 2005	2006	2005	Q4 2006	CY 2006

Revenue	$156.9	$152.8	$149.9	$448.6	$431.7	$156 - $160	$604 - $608
Year-over-year growth	4.7%	5.1%	11.3%	3.9%	6.6%

Operating income - before restructuring [b]	$19.9	$17.7	$11.7	$48.5	$31.1	$19.0 - $21.0	$67.5 - $69.5
Operating margin - before restructuring [b]	12.7%	11.6%	7.8%	10.8%	7.2%

Restructuring charges	-	$5.7	$5.3	$10.4	$9.0	-	$10.4

Operating income	$19.9	$12.0	$6.4	$38.1	$22.1	$19.0 - $21.0	$57.1 - $59.1
Operating margin	12.7%	7.8%	4.3%	8.5%	5.1%

Net income	$20.6	$16.8	$13.8	$51.4	$103.3
Earnings per share (diluted)	$0.69	$0.56	$0.44	$1.68	$3.24

[a] Forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."
[b] See "Non-GAAP Financial Measures."

Fluctuations in the value of the U.S. dollar in international markets can have a significant impact on the Company's financial results.  The Company estimates for the quarter that the weakening of the U.S. dollar in its international markets, primarily in Europe, positively impacted revenue by 2.0%, increased operating expenses by 1.6%, and increased its quarterly net income by approximately $0.02 per diluted share in comparison to the third quarter of 2005.  The Company estimates that the weakening of the U.S. dollar in the third quarter of 2006 as compared with the second quarter of 2006 positively impacted revenue by 0.5%, increased operating expenses by 0.4%, and increased its quarterly net income by approximately $0.01 per diluted share.  The Company estimates for the nine months ended September 30, 2006 that the strengthening of the U.S. dollar negatively impacted revenue by 0.3%, reduced operating expenses by 0.5%, and increased its net income by approximately $0.01 per diluted share in comparison to the same period of 2005.

Recent Business Highlights

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Security, Government & Infrastructure (SG&I) generated third quarter orders of $113.5 million and ending backlog of $250.8 million, an increase in backlog of 27.2% from the third quarter of 2005 and 17.5% from the second quarter of 2006.   Third quarter orders represented an increase of 16.8% from the same quarter of 2005, primarily driven by sales of services and hardware to the U.S. Federal government.

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SG&I announced an expanded role with the Unified Communications Center (UCC), Washington, DC's new state-of-the-art incident command & control and emergency response center.  The UCC consolidates public communications functions of the DC Police, Fire and Emergency Medical Services, Emergency Management Agency, and Public Services.   The UCC utilizes Intergraph's public safety solutions to promote efficient response in dealing with emergencies and non-emergencies in the DC metropolitan area.

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SG&I announced that the Palm Beach County, Florida Fire-Rescue has successfully transitioned to a comprehensive suite of Intergraph's emergency incident management solutions.   This implementation will assist personnel in providing fire and rescue protection for the approximately one million residents in Palm Beach County and the surrounding communities.

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SG&I announced Southern Bohemia Gas Company successfully completed acceptance testing of its advanced geofacilities management system based on Intergraph's G/Technology software suite.   G/Technology incorporates complete deployment of geofacilities data across the enterprise with full integration at all levels of systems, applications, access, view and updates.

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SG&I announced a technology partnership with the China Public Safety Research Center at Tsinghua University, one of China's top educational institutions.  The Public Safety Research Center has incorporated a variety of Intergraph technologies for spatial analysis, readiness planning, response management, and incident management & investigation.   Researchers will leverage this foundational security technology in the development of applications to serve the public safety sector throughout China.

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Process, Power & Marine (PP&M) generated year-over-year revenue growth of 32.0% and achieved operating margins of 28.0% in the third quarter of 2006.  PP&M produced revenue growth across a wide range of products and geographies, particularly in Asia and Canada.

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PP&M announced Techint, the leading engineering, procurement and construction (EPC) firm in Argentina, chose SmartPlant Enterprise as its core engineering, construction and customer delivery solution.   Techint will streamline its project execution by standardizing on the SmartPlant portfolio of integrated, intelligent engineering applications.

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PP&M announced that Keppel FELS, a global leader in offshore rigs, ship repair and conversion as well as specialized shipbuilding, has chosen to broaden its implementation of Intergraph's software technologies.   Keppel FELS will deploy Intergraph's integrated solution suite for ship design, assembly and modeling in Singapore as well as in other engineering centers globally.

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PP&M announced that Air Liquide, a world leader in producing industrial and medical gas, supplying oxygen, nitrogen, hydrogen and other gases in over 70 countries, has selected Intergraph's SmartPlant Enterprise solution to run its global engineering operations.   SmartPlant Enterprise improves EPC firms' productivity initially, and later in the lifecycle reduces operations and maintenance costs by making change management engineering information readily available to operations and maintenance plant personnel.

Division Performance

The Company believes that providing the operating performance of its two divisions is useful to investors.  The following tables and explanations summarize the results of the two divisions for the third quarter and nine months ended September 30, 2006.

Security, Government & Infrastructure (SG&I):

(dollars in millions)	Quarterly Results			Nine Months Ended September 30,		Ending

	Q3 2006	Q2 2006	Q3 2005	2006	2005	Backlog

Revenue	$102.0	$100.1	$107.9	$294.4	$310.6	$250.8
Year-over-year growth	(5.4%)	(4.6%)	9.7%	(5.2%)	4.4%

Operating income - before restructuring	$10.5	$9.3	$7.3	$26.1	$22.2
Operating margin - before restructuring	10.3%	9.3%	6.8%	8.9%	7.2%

Restructuring charges	-	$3.2	$5.2	$5.8	$7.4

Operating income	$10.5	$6.1	$2.1	$20.3	$14.9
Operating margin	10.3%	6.1%	1.9%	6.9%	4.8%

SG&I revenue for the quarter was $102.0 million, a decrease of 5.4% from the third quarter of 2005 and a sequential increase of 1.9% from the second quarter of 2006.  Revenue for the nine months ended September 30, 2006 was $294.4 million, a decrease of 5.2% from the same period of 2005.  The year-over-year revenue declines were primarily driven by lower U.S. Federal services revenue and reduced distributor sales mainly related to a large international photogrammetric order in the second and third quarters of 2005.  The sequential increase in revenue from the second quarter of 2006 is due to increased hardware sales to the U.S. Federal and Canadian governments, growth in maintenance revenue particularly in Europe and increased public safety revenue in the United States.  Operating income for the quarter was $10.5 million, or 10.3% of revenue, compared to $2.1 million, or 1.9% of revenue, in the third quarter of 2005 and $6.1 million, or 6.1% of revenue, in the second quarter of 2006.  Operating income for the nine months ended September 30, 2006 was $20.3 million, or 6.9% of revenue, compared to $14.9 million, or 4.8% of revenue, for the same period of 2005.  SG&I did not report a restructuring charge in the third quarter and reported restructuring charges of $5.8 million for the nine months ended September 30, 2006 related to the organizational realignment completed in the second quarter of 2006.  Operating income before restructuring (a non-GAAP measure) for the nine months ended September 30, 2006 was $26.1 million, or 8.9% of revenue, compared to $22.2 million, or 7.2% of revenue, for the same period of 2005.  The increases in operating income were driven by improved gross margins mainly due to improvements in revenue mix and reduced operating expenses primarily resulting from the restructuring actions taken in 2005 and 2006.  The sequential increase in operating income also reflects the revenue growth from the second quarter of 2006.  SG&I generated third quarter orders of $113.5 million, compared to $97.2 million in the third quarter of 2005 and $85.2 million in the second quarter of 2006.  Orders growth in the third quarter was primarily driven by sales of services and hardware to the U.S. Federal government.  SG&I ending backlog was $250.8 million, an increase of 27.2% from the $197.1 million reported at the end of the third quarter of 2005 and an increase of 17.5% from the $213.4 million reported at the end of the second quarter of 2006.

Process, Power & Marine (PP&M):

(dollars in millions)	Quarterly Results			Nine Months Ended September 30,

	Q3 2006	Q2 2006	Q3 2005	2006	2005

Revenue	$55.4	$53.3	$42.0	$155.5	$121.2
Year-over-year growth	32.0%	31.7%	19.2%	28.4%	17.2%

Operating income - before restructuring	$15.5	$14.1	$9.0	$40.1	$23.3
Operating margin - before restructuring	28.0%	26.4%	21.3%	25.8%	19.2%

Restructuring charges	-	-	-	-	$0.6

Operating income	$15.5	$14.1	$9.0	$40.1	$22.7
Operating margin	28.0%	26.4%	21.3%	25.8%	18.7%

PP&M revenue for the quarter was $55.4 million, an increase of 32.0% from the third quarter of 2005 and a sequential increase of 4.0% from the second quarter of 2006.  Revenue for the nine months ended September 30, 2006 was $155.5 million, an increase of 28.4% from the same period of 2005.  The year-over-year and sequential increases in revenue were primarily due to growth in PP&M's core plant design software, the adoption of PP&M's new SmartPlant Enterprise technology (particularly SmartPlant 3D and SmartPlant Foundation), and the increasing maintenance and services revenue generated by these products.  PP&M has experienced strong demand across products and geographies, particularly in Asia and Canada.  Operating income for the quarter was $15.5 million, or 28.0% of revenue, compared to $9.0 million, or 21.3% of revenue, in the third quarter of 2005 and $14.1 million, or 26.4% of revenue, in the second quarter of 2006.  Operating income for the nine months ended September 30, 2006 was $40.1 million, or 25.8% of revenue, compared to $22.7 million, or 18.7% of revenue, for the same period of 2005.  The increases in operating income were mainly driven by revenue growth, partially offset by higher operating expenses primarily in sales and marketing.

Intellectual Property
The Company possesses an intellectual property (IP) portfolio, which it protects through licensing and litigation.  All income and expenses associated with the IP portfolio, including legal expenses, are classified and reported in the Other Income (Expense), net section of the income statement.  For the nine months ended September 30, 2006, Intergraph reported $23.7 million of pre-tax intellectual property income, net of all fees and expenses, compared to $136.1 million in the same period of 2005.  As a technology company, Intergraph will continue to consider various licensing and litigation strategies to protect and defend its intellectual capital.

Non-GAAP Financial Measures
To supplement its financial statements, which are prepared on a Generally Accepted Accounting Principles (GAAP) basis, Intergraph reports operating income before restructuring charges; operating margin before restructuring charges; operating earnings before interest, taxes, depreciation and amortization (EBITDA); and operating EBITDA before restructuring charges.  The Company believes these non-GAAP financial measures provide investors and management with additional information to evaluate the Company's past financial results and ongoing operational performance.  The Company believes these non-GAAP financial measures facilitate making period-to-period comparisons and are indications of its operating performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may not necessarily be comparable to those of other companies.

Conference Call and Webcast
Due to the pending acquisition by an investor group led by Hellman & Friedman LLC and Texas Pacific Group in a transaction valued at approximately $1.3 billion, the Company will not host a conference call relating to the financial results for its third quarter ending September 30, 2006.

About Intergraph
Intergraph Corporation (NASDAQ: INGR) is a leading global provider of spatial information management (SIM) software.  Security organizations, businesses and governments in more than 60 countries rely on the Company's spatial technology and services to make better and faster operational decisions.  Intergraph's customers organize vast amounts of complex data into understandable visual representations, creating intelligent maps, managing assets, building and operating better plants and ships, and protecting critical infrastructure and millions of people around the world.  For more information, visit www.intergraph.com.

Proposed Transaction
On August 31, 2006, Intergraph announced the execution of a definitive merger agreement with an investor group led by Hellman & Friedman LLC and Texas Pacific Group, pursuant to which Intergraph shareholders will receive $44.00 per share in cash for each share of Intergraph common stock they hold.   The transaction is subject to receipt of stockholder approval, as well as satisfaction of other customary closing conditions.   The transaction is expected to close in the fourth quarter of 2006.   Intergraph will hold a special meeting of Intergraph's stockholders on November 20, 2006 at 11:00 a.m. Central Time at Intergraph's executive offices, located at the Building 15b Auditorium, 170 Graphics Drive, Madison, Alabama 35758, to consider the merger.

Important Additional Information About the Transaction
In connection with the proposed merger and special meeting, Intergraph has filed a definitive proxy statement with the Securities and Exchange Commission.   INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.   Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Intergraph at the Securities and Exchange Commission's Web site at http://www.sec.gov.  The definitive proxy statement and such other documents may also be obtained for free from the Company by contacting Intergraph Investor Relations, telephone: (256) 730-2720 or email: investorrelations@intergraph.com.

Intergraph and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.   Information concerning the interests of Intergraph's participants, which may be different from those of Intergraph's stockholders generally, in the solicitation is set forth in Intergraph's proxy statement and Reports on Form 10-K and Form 10-Q, previously filed with the Securities and Exchange Commission, and in the definitive proxy statement relating to the merger.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on estimates and assumptions.  Those forward-looking statements include all statements other than those made solely with respect to historical fact.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination that under circumstances could require Intergraph to pay a $33.14 million termination fee; (2) the outcome of any legal proceedings that have been or may be instituted against Intergraph and others relating to the merger agreement; (3) the failure of the merger to close for any reason, including the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, or the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger, and the risk that any failure of the merger to close may adversely affect Intergraph's business and the price of Intergraph common stock; (4) the potential adverse effect on Intergraph's business, properties and operations of any covenants Intergraph agreed to in the merger agreement; (5) risks that the proposed transaction diverts management's attention and disrupts current plans and operations, and the potential difficulties in employee retention as a result of the merger; (6) the effect of the announcement of the merger and actions taken in anticipation of the merger on Intergraph's business relationships, operating results and business generally; (7) the amount of the costs, fees, expenses and charges related to the merger; and (8) other risks detailed in Intergraph's current filings with the Securities and Exchange Commission, including Intergraph's most recent filings on Forms 8-K, 10-Q and 10-K.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond Intergraph's ability to control or predict.  Intergraph undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Intergraph and the Intergraph logo are trademarks or registered trademarks of Intergraph Corporation or its subsidiaries in the U.S. and other countries.  All other trade names are trademarks or registered trademarks of their respective holders.

Intergraph Corporation Consolidated Balance Sheets (Unaudited) (amounts in thousands)

	September 30, 2006	December 31, 2005

Assets:
Cash and short-term investments	$277,776	$307,177
Accounts receivable, net	178,470	158,295
Inventories, net	27,187	23,467
Other current assets	42,874	39,829

Total Current Assets	526,307	528,768

Investments in affiliates	9,309	9,375
Capitalized software development costs, net	24,615	23,482
Other assets, net	21,083	9,890
Property, plant and equipment, net	50,012	49,079

Total Assets	$631,326	$620,594

Liabilities and Shareholders' Equity:
Trade accounts payable	$18,629	$17,172
Accrued compensation	38,665	38,518
Other accrued expenses	41,711	41,290
Deferred revenue	67,758	58,489
Income taxes payable	38,475	38,104
Current portion of long-term debt	432	453

Total Current Liabilities	205,670	194,026

Long-term debt	-	318
Deferred income taxes and other noncurrent liabilities	8,301	7,388

Total Shareholders' Equity	417,355	418,862

Total Liabilities and Shareholders' Equity	$631,326	$620,594

Intergraph Corporation Consolidated Statements of Operations (Unaudited) (amounts in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Revenue:
Systems	$79,240	$78,543	$228,771	$222,923
Maintenance	43,716	38,470	122,480	113,057
Services	33,902	32,863	97,394	95,739

Total Revenue	156,858	149,876	448,645	431,719

Cost of Revenue:
Systems	37,169	42,874	107,431	113,089
Maintenance	10,695	9,801	31,865	31,465
Services	24,349	24,019	69,899	69,926

Total Cost of Revenue	72,213	76,694	209,195	214,480

Gross Profit	84,645	73,182	239,450	217,239

Operating Expenses:
Product development	15,048	14,596	46,645	44,796
Sales and marketing	31,914	30,901	93,880	92,989
General and administrative	17,746	15,948	50,400	48,351
Restructuring charges	-	5,288	10,390	8,966

Total Operating Expenses	64,708	66,733	201,315	195,102

Operating Income	19,937	6,449	38,135	22,137

Other Income (Expense):
Intellectual property income (expense), net	(367)	8,858	23,657	136,114
Interest income	1,980	2,104	5,881	5,868
Other income (expense), net	(526)	1,393	(530)	954

Total Other Income (Expense)	1,087	12,355	29,008	142,936

Income Before Income Taxes	21,024	18,804	67,143	165,073

Income Tax Benefit (Expense)	(400)	(5,000)	(15,700)	(61,800)

Net Income	$20,624	$13,804	$51,443	$103,273

Earnings Per Share:
Basic	$0.70	$0.48	$1.75	$3.44
Diluted	$0.69	$0.44	$1.68	$3.24

Weighted Average Shares Outstanding:
Basic	29,427	28,834	29,338	29,987
Diluted	30,068	31,422	30,564	31,835

Operating Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Operating Income	$19,937	$6,449	$38,135	$22,137
Depreciation and amortization [a]	7,797	7,099	23,187	21,483

Operating EBITDA	$27,734	$13,548	$61,322	$43,620
Restructuring charges	-	5,288	10,390	8,966

Operating EBITDA Before Restructuring	$27,734	$18,836	$71,712	$52,586

Orders:
Systems orders	$112,300	$72,200	$278,200	$232,600
Services orders	34,400	48,800	102,500	117,400

Total Systems and Services Orders	$146,700	$121,000	$380,700	$350,000

[a]	Excludes depreciation expense in Other Income (Expense).